Exhibit (a)(1)-3

                              KALMIA INVESTORS, LLC
                         601 CARLSON PARKWAY, SUITE 200
                              MINNETONKA, MN 55305
                                FOR INFORMATION:
                                 (800) 547-0854

January 8, 2004

To Holders of Units of Limited Partnership Interests of Westin Hotels Limited Partnership

Dear Fellow Unitholder:

Enclosed with this letter are the Offer to Purchase and Agreement of Sale (together, our "Offer") by Kalmia Investors, LLC (the "Purchaser" or "Kalmia") to purchase limited partnership interests (each a "Unit") of Westin Hotels Limited Partnership, a Delaware limited partnership (the "Partnership"). The Offer is for up to 50,000 Units, representing approximately 37% of the Units outstanding on the date of the Offer.

o KALMIA IS OFFERING TO PAY $725 IN CASH FOR EACH UNIT (WHICH IS $25 PER UNIT HIGHER THAN STARWOOD'S OFFER), less the amount of any distributions declared or paid on or after December 31, 2003 (our "Purchase Price"). This is a substantial premium over recently reported sales in the open market.

o KALMIA'S OFFER IS HIGHER THAN THE PRICE THAT THE GENERAL PARTNER'S FINANCIAL ADVISOR FOUND TO BE FAIR TO UNITHOLDERS FROM A FINANCIAL POINT OF VIEW.

o KALMIA WILL PAY THE $50 PER TRANSFER FEE CHARGED BY THE PARTNERSHIP. You will not pay it.

Our Offer is better than Starwood's offer to purchase your Units for $700 per Unit for the following reasons:

o OUR OFFER IS $25 PER UNIT HIGHER THAN STARWOOD'S OFFER. In its letter to Unitholders dated January 6, Starwood states that it does not intend to increase its offer price.

o OUR OFFER HAS NO MINIMUM CONDITION. By contrast, Starwood's offer includes a non-waivable condition that at least a majority of the issued and outstanding Units be tendered and not withdrawn. That means that Starwood will not purchase your Units unless at least 67,801 Units are tendered to it. We do not believe that Starwood will meet this condition.

o Starwood is soliciting your consents to change the Limited Partnership Agreement as part of its tender offer. We are not soliciting any consents as part of our Offer.

In view of the superiority of our Offer, we are asking that the General Partner recommend that Unitholders withdraw any Units they may have tendered to Starwood and tender them to Kalmia. In our view, failure by the General Partner to do so would raise more questions about the General Partner's independence from Starwood.

Act now:
--------

TO TENDER TO KALMIA, PLEASE READ THE PROCEDURES DESCRIBED IN OUR OFFER AND COMPLETE AND RETURN THE ENCLOSED YELLOW AGREEMENT OF SALE TO US. IF YOU HAVE ALREADY TENDERED UNITS TO STARWOOD AND WANT TO WITHDRAW THEM, YOU CAN USE THE ENCLOSED BLUE NOTICE OF WITHDRAWAL.

o Kalmia, the largest Unitholder in the Partnership, owning 18,575 Units, or 13.7% of the total outstanding Units, is not consenting to Starwood's proposals to change the Partnership's limited partnership agreement. Likewise, we urge you not to give your consent. If you have already given your consent, we urge you to revoke it. Withdrawing Units tendered to Starwood will not automatically revoke your consent. You will need to revoke your consent separately.

We have previously written to Unitholders to express our concerns as to the obvious conflicts of interest between Starwood and the General Partner. Nothing has lessened our concerns:

     o All of the General Partner's directors and officers remain Starwood employees.

     o Even though the General Partner's financial advisor has stated that Starwood's offer of $700 ($25 less than Kalmia's Offer) is fair from a financial point of view to Unitholders, the fact remains that the General Partner has announced no plan to maximize the value of the Unitholders' investment.

     o We are still considering whether to ask the other Unitholders to replace the General Partner with an independent third party.

You should also take these factors into account in considering our Offer.

o If you are the record owner of Units and you tender your Units to us in the Offer, you will not have to pay transfer fees, brokerage fees or similar expenses. The Partnership typically charges a transfer of fee $50 per Unitholder, and brokers charge sales commissions generally equal to the greater of $200 or 7-8% of gross proceeds, which you will not have to pay here. If you own your Units through a broker or other nominee, and your broker tenders your Units on your behalf, your broker or nominee may charge you a fee.

o There is no established public market for the Units, although there is a limited secondary market. If you sell on the secondary market, you may receive a higher or lower price than our Purchase Price or the historical prices described above.

o The tender of your Units may be withdrawn at any time prior to the expiration date of our Offer, including any extensions.

o By tendering, you will give up the opportunity to participate in any future benefits of ownership, including potential future distributions by the Partnership. Our Purchase Price may be less than the total amount that you might otherwise receive with respect to your Units over the remaining term of the Partnership.

o We will purchase in our Offer a maximum of 50,000 Units. If Unitholders offer us more Units, we will prorate our purchase ratably to all sellers. Starwood's offer is not subject to proration.

o If as few as 49,226 Units are tendered to us and we accept them for payment, we will own a majority of the Units, which will give us the ability to control many decisions of the Unitholders, including the removal of the General Partner. Please see Section 7 of our Offer, "Purposes and Effects of the Offer", for a description of those decisions. We have not calculated a control premium in establishing our Purchase Price for your Units. We have set a price that in our opinion will induce Unitholders to tender while allowing us to profit from ownership of the Units. Therefore, our interests may conflict with yours.

o We have requested information from the General Partner which we have not yet received. In order to allow us to proceed with our Offer without having received material non-public information, we have asked the General Partner to provide the information, if the General Partner actually provides it, not to us, but rather to our counsel to hold in confidence.

o    We will not pay you interest on our Purchase Price.

o The General Partner is required to announce a recommendation regarding our Offer within 10 business days after the mail date of our Offer or as soon as possible upon becoming aware of the Offer. The recommendation will be contained in a Schedule 14D-9 filed with the Securities and Exchange Commission.

o Starwood could modify the terms of its tender offer to eliminate its majority condition.

TO ACCEPT OUR OFFER:

1. Please complete the enclosed yellow Agreement of Sale (if not otherwise indicated, please note the number of Units you wish to sell in the signature area of the Agreement of Sale), and have it MEDALLION SIGNATURE GUARANTEED (this can be done by your broker or a bank where you have an account).

2. Return the completed yellow Agreement of Sale to us in the enclosed pre-addressed envelope.

TO WITHDRAW UNITS FROM STARWOOD'S OFFER:

Please see Section 5 "Withdrawal Rights", of the Starwood Offer to Purchase for instructions on how to withdraw your tender. For your convenience, a blue Notice of Withdrawal is enclosed.

TO REVOKE CONSENTS FROM STARWOOD:

Withdrawing your tender from Starwood will not revoke your consents. In order to revoke your consents, please see Section 4, "Voting and Revocation of Consents", of Starwood's Consent Solicitation, contained in its Offer to Purchase.

OUR OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON FEBRUARY 9, 2004, subject to any extension. We encourage you to act promptly. Our Offer will remain open at least ten business days following any reduction in our purchase price resulting from a distribution made by the Partnership. By accepting the Offer, you will agree that we are entitled to all distributions made by the Partnership on or after December 31, 2003. Unless the General Partner pays the distribution directly to us or you remit the amount of the distribution to us, we will reduce our purchase price by the amount of the distribution. If the Offer is extended or a distribution occurs within the Offer period, we will make a public announcement. We reserve the right to extend, amend or terminate our Offer.

BEFORE TENDERING, BE SURE TO READ "RISKS AND FACTORS TO CONSIDER BEFORE TENDERING" IN THE OFFER TO PURCHASE. Please consider our Offer carefully. If you have any questions, please telephone us at (800) 547-0854. Thank you for your consideration.

                                          Very truly yours,

                                          Kalmia Investors, LLC

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KALMIA IS NOT AN AFFILIATE OF THE GENERAL PARTNER OR OF THE PARTNERSHIP.  PLEASE
CAREFULLY REVIEW THE ENCLOSED OFFER. AN AGREEMENT OF SALE IS ENCLOSED; IN ORDER TO TENDER YOUR UNITS YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE AGREEMENT OF SALE IN ACCORDANCE WITH THE INSTRUCTIONS AND RETURN IT TO US.

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THIS LETTER IS NEITHER AN OFFER TO PURCHASE,  NOR A SOLICITATION  OF AN OFFER TO
SELL THE UNITS. THE OFFER IS MADE ONLY BY THE OFFER TO PURCHASE AND THE RELATED AGREEMENT OF SALE AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM) HOLDERS OF UNITS IN ANY JURISDICTION WHICH THE OFFER OR THE ACCEPTANCE THEREOF WILL NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION; IN THOSE JURISDICTIONS WHERE SECURITIES LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

Our Offer will expire at 5:00 p.m., Eastern Time on February 9, 2004, unless the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open.

OUR OFFER CONTAINS IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.